UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2013

The Providence Service Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 East Broadway Blvd., Tucson, Arizona	85701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (520) 747-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company entered into an employment agreement (the “Employment Agreement”), dated September 13, 2013 (the “Effective Date”) with Robert E. Wilson our Chief Financial Officer. Mr. Wilson has served as the Company’s Chief Financial Officer since November 19, 2012, pursuant to a Letter Agreement. The Employment Agreement replaced the Letter Agreement on the Effective Date. The term of the Employment Agreement extends to December 31, 2014.

Mr. Wilson will be entitled to an annual base salary of $400,000. In addition to the annual base salary during the term of the Employment Agreement, Mr. Wilson is eligible to receive an annual bonus in the amount of fifty percent (50%) of the base salary upon the achievement of one hundred percent (100%) of budgeted EBITDA performance for each of the 2013 and 2014 calendar years, as determined by the Board of Directors or the Compensation Committee of the Board.

We will maintain term life insurance on the life of Mr. Wilson. Mr. Wilson has the absolute right to designate the beneficiaries under this respective policy. We will pay the premiums for a period commencing on the later of (a) the date of Mr. Wilson’s employment agreement or (b) the date the insurance goes into effect and expiring on the earlier of (i) the five year anniversary of commencement or (ii) upon termination of Mr. Wilson’s employment with us, at which time the policy would lapse or Mr. Wilson would have the option to take over the policy.

Mr. Wilson is eligible to receive a severance benefit in the event he is terminated by the Company without Cause (as such term is defined in the Employment Agreement). The severance benefit to which Mr. Wilson will be entitled following such termination is equal to (i) any bonus (if earned) relating to a fiscal year which was completed before the effectiveness of such termination, (ii) a bonus for a fiscal year in which termination occurs, to the extent earned, pro-rated (based on a percentage defined by a fraction, the numerator of which is the number of days during the fiscal year prior and through the date of effectiveness of the termination, and the denominator of which is three hundred sixty-five (365)), payable following the completion and filing of the Company’s annual audited financial statements and (iii) Mr. Wilson’s base salary that would have been paid from the date of effectiveness of such termination through the end of the term of the Employment Agreement; provided that any payments set out in clauses (i), (ii) and (iii) shall only be made so long as Mr. Wilson is not in breach of the Employment Agreement (as more fully described in the Employment Agreement).

Certain payment provisions of the Employment Agreement with Mr. Wilson are also triggered by a Change in Control (as such term is defined in the Employment Agreement) and an ensuing negative employment event as described below. If a Change in Control of the Company occurs during the term of the Employment Agreement, and after such Change in Control but prior to the end of the term of the Employment Agreement the Company terminates Mr. Wilson’s employment without Cause, Mr. Wilson is entitled to receive (in lieu of any other amounts payable under the Employment Agreement) (i) the greater of (a) his annual base salary through the end of the term of the Employment Agreement or (b) fifty percent (50%) of his annual base salary, and (ii) a pro-rata portion of the bonus for the year in which termination occurs, contingent on the Company’s achievement of the EBITDA target for the such year.

If the sum of any lump sum payments due to Mr. Wilson following a Change of Control would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended), then such lump sum payment or other benefit due to Mr. Wilson will be reduced to the largest amount that will not result in receipt by him of a parachute payment.

The Employment Agreement contains non-competition, non-solicitation/non-piracy, non-disclosure and non-disparagement covenants. The non-competition and non-solicitation covenants apply during the term of the Employment Agreement and for a period of two years after the Employment Agreement is terminated for any reason.

The preceding description of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement dated September 13, 2013 between The Providence Service Corporation and Robert E. Wilson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: September 16, 2013	By:	/s/ Robert E. Wilson
	Name:	Robert E. Wilson
	Title:	Chief Financial Officer

3